Exhibit 24

The AES Corporation (the “Company”)

Power of Attorney

The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Victoria D. Harker and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2005 Annual Report on Form 10K-A and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Richard Darman	Chairman of the Board and Director	March 31, 2006
Richard Darman

/s/ Paul Hanrahan	President, Chief Executive Officer	March 31, 2006
Paul Hanrahan	and Director

/s/ Kristina M. Joshnson	Director	March 31, 2006
Kristina M. Johnson

/s/ John A. Koskinen	Director	March 31, 2006
John A. Koskinen

/s/ Philip Lader	Director	March 31, 2006
Philip Lader

/s/ John H. McArthur	Director	March 31, 2006
John H. McArthur

/s/ Sandra O. Moose	Director	March 31, 2006
Sandra O. Moose

/s/ Philip A. Odeen	Director	March 31, 2006
Philip A. Odeen

/s/ Charles O. Rossotti	Director	March 31, 2006
Charles O. Rossotti

/s/ Sven Sandstrom	Director	March 31, 2006
Sven Sandstrom

/s/ Roger W. Sant	Director	March 31, 2006
Roger W. Sant